Exhibit 99.1

Fred's Names Steven R. Fitzpatrick to Board

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 25, 2012--Fred's, Inc. (NASDAQ: FRED) today announced that it has named Steven R. Fitzpatrick (age 52) to its Board of Directors. Fitzpatrick will be presented as one of the director nominees at the Company's 2012 Annual Meeting to be held later this summer.

Fitzpatrick was the President of Accredo Health Group, Inc., a specialty pharmacy subsidiary of Medco Health Solutions, Inc., a position he held until he retired in June 2011. He joined Accredo in 2001 as President of its subsidiary, Sunrise Health Management, Inc., and was named President of Accredo Therapeutics, Inc. in February 2002. With the acquisition of Accredo by Medco Health Solutions, Inc. in August 2005, Fitzpatrick assumed responsibility for both Accredo Therapeutics and Accredo Specialty Care Services (formerly Medco Specialty Solutions). In March 2006, he became Chief Operating Officer of Accredo Health Group and was named President in June 2008. Prior to joining Accredo, Fitzpatrick held senior management positions with Abbott Laboratories, Block Medical, PharmaThera and Nations Healthcare.

Commenting on the announcement, Michael J. Hayes, Chairman of the Board, said, "The addition of Steve Fitzpatrick to our Board brings a unique blend of business acumen along with a knowledgeable resource for the management to call upon regarding pharmacy operations. We are delighted to have Steve join our Board. Steve will join Bruce Efird, Rick Chambers and Tom Tashjian on Fred's Strategic Pharmacy Healthcare Committee to explore growth and capital needs over the next five years, and he will also serve on several other committees."

Currently, Fred's, Inc. operates 707 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer